Exhibit 4.9

BOTH THE WARRANT AND THE SHARES INTO WHICH THE WARRANT IS EXERCISABLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR ANY APPLICABLE STATE SECURITIES LAW (THE “STATE ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT, THE STATE ACTS AND ANY OTHER APPLICABLE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE SECURITIES ACT, THE STATE ACTS AND ANY OTHER APPLICABLE SECURITIES LAWS.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2026 (the “Assumption Date”), by Georgia Banking Company, Inc., a bank holding company organized and existing under the laws of the State of Georgia (the “Company”), in favor of [________________________] (the “Warrant Holder”).

WHEREAS, the Company and Tandem Bancorp, Inc. (“Tandem”) entered into that certain Agreement and Plan of Merger, dated February 24, 2026, by and between the Company and Tandem (the “Merger Agreement”), pursuant to which Tandem merged with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, prior to the Merger, Tandem granted to Warrant Holder a warrant to purchase [_________] shares of Tandem’s common stock (the “Tandem Warrant”) with an original issue date of [__________] (the “Original Issue Date”), subject the Warrant Agreement dated as of [______________] (the “Tandem Agreement”); and

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, Warrant Holder elected to convert his outstanding and unexercised Tandem Warrant into a warrant to purchase shares of the Company’s common stock (the “Warrant”) equal to the number (rounded down to the nearest whole number) of (x) the number of shares of Tandem’s common stock subject to the Tandem Warrant immediately prior to the Effective Time (as defined in the Merger Agreement) times (y) 0.4800 (the “Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Tandem’s common stock under the Tandem Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Grant of Warrant. Subject to the terms, restrictions, limitations and conditions stated herein, the Company hereby grants to the Warrant Holder the right (the “Warrant”) to purchase all or any part of an aggregate of [______________] shares of the common stock of the Company, par value $0.01 per share (“Common Stock”), subject to adjustment in accordance with Sections 6 and 7 hereof (such shares, as adjusted, the “Warrant Shares”). The Warrant shall be fully vested as of the Assumption Date. Warrant Holder agrees and understands that the Tandem Warrant has been cancelled as of the Effective Time (and is no longer exercisable) and converted into this Warrant to acquire Warrant Shares pursuant to the terms of this Agreement. Warrant Holder releases all rights to the Tandem Warrant under the Tandem Agreement, as set forth in the Warrant Holder Release Agreement.

2.             Term.

(a)            The term for the exercise of the Warrant begins at 9:00 a.m., Eastern Time, on the Original Issue Date and ends at 5:00 p.m., Eastern Time, on the 10th anniversary of the Original Issue Date (the “Expiration Time”).

(b)            Notwithstanding any other provision of this Agreement, the Warrant shall expire on any earlier date than that provided in Section 2(a) hereof in the event either the primary federal or state regulator of the Company (the “Regulators”) may require the Warrant Holder to exercise or forfeit the Warrant due to the capital of the Company falling below the minimum requirements as determined by the Regulators.

3.             Purchase Price. The adjusted price per share to be paid by the Warrant Holder for the Warrant Shares shall be $20.83 subject to adjustment as set forth in Section 7 hereof (such price, as adjusted, the “Purchase Price”).

4.             Exercise of Warrant. The Warrant may thereafter be exercised by the Warrant Holder, in whole or in part, at any time or from time to time prior to the Expiration Time, by delivery to the Company of the following:

(a)            A completed and signed notice of exercise (including Form W-9, which forms a part thereof) (the “Notice of Exercise”), as attached hereto as Schedule A;

(b)            A check payable to the Company for the full amount of the aggregate Purchase Price for the number of Warrant Shares as to which the Warrant is being exercised; and

(c)            A copy of this Agreement.

5.             Issuance of Warrant Shares. Upon receipt of the items set forth in Section 4 hereof, and subject to the terms hereof, the Company shall cause the number of Warrant Shares specified in the Notice of Exercise to be registered in book-entry form under the name of the Warrant Holder. Notwithstanding the foregoing, the Company shall not be required to issue or register the Warrant Shares in book-entry form or any portion thereof prior to the fulfillment of the following conditions:

(a)            The completion of any registration or other qualification of such shares which the Company shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, unless the availability of an exemption from such registration or qualification shall be established to the satisfaction of counsel for the Company;

(b)            The obtaining of any approval or other clearance from any federal or state governmental agency or body, which the Company shall determine to be necessary or advisable; or

(c)            The lapse of such reasonable period of time following the exercise of the Warrant, or any portion thereof, as the Company from time to time may establish for reasons of administrative convenience.

If the Warrant shall have been exercised only in part, the Company shall, at the time of registration in book-entry form of said Warrant Shares, deliver to the Warrant Holder a new statement evidencing the right of the Warrant Holder to purchase the remaining Warrant Shares covered by this Agreement. The Company shall pay all expenses and stock transfer taxes and other charges payable in connection with the book entry registration and delivery of such statement(s).

6.               Antidilution, Etc.

(a)            If, at any time, the Company shall:

(i)            establish a record date for the determination of holders of record of its outstanding shares of Common Stock for the purpose of entitling them to receive a dividend payable in, or other distributions of, additional shares of its Common Stock;

(ii)           subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

(iii)          combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then (A) the number of Warrant Shares for which the Warrant Holder’s Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Company Common Stock which a record holder of the same number of shares of Common Stock for which Warrant Shares is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Purchase Price shall be adjusted to equal (x) the Purchase Price multiplied by the Warrant Shares for which the Warrant Holder’s Warrant is exercisable immediately prior to the adjustment divided by (y) the Warrant Shares for which Holder’s Warrant is exercisable immediately after such adjustment.

(b)            The following provisions shall be applicable to adjustments made pursuant to Section 6(a) hereof:

(i)            The adjustments required by Section 6(a) hereof shall be made whenever and as often as any event requiring an adjustment shall occur. For the purpose of any such adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

(ii)            In computing adjustments under this Section 6(b), fractional interests in the Common Stock shall be taken into account to the nearest 1/10th of a share. In no event, however, shall fractional shares or a scrip representing fractional shares be issued upon the exercise of the Warrant. In lieu thereof, a cash payment shall be made to the Warrant Holder in an amount equal to such fraction multiplied by the Purchase Price.

(iii)          If the Company shall establish a record date for the determination of the holders of record of the Common Stock for the purpose of entitling such holders to receive a dividend payable in Company Common Stock and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, then no adjustment shall be required by reason of the establishment of such record date and any such adjustment previously made in respect thereof shall be rescinded and annulled.

7.             Reorganization, Reclassification, Consolidation or Merger.

(a)            If, prior to the Expiration Time, there shall be any reorganization or reclassification of the Common Stock (other than a subdivision or combination of shares provided for in Section 6 hereof), or any consolidation or merger of the Company with another entity, the Warrant Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Company or of the successor entity (or its parent Company) resulting from such consolidation or merger, as the case may be, to which a holder of the Common Stock, deliverable upon the exercise of the Warrant, would have been entitled upon such reorganization, reclassification, consolidation or merger; and in any case, appropriate adjustment (as determined by the Board of Directors of the Company in its sole discretion) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Warrant Holder to the end that the provisions set forth herein (including the adjustment of the Purchase Price and the Warrant Shares) shall thereafter be applicable, as near as may reasonably be practicable, in relation to any shares or other property thereafter deliverable upon the exercise hereof.

(b)            If any such reorganization, reclassification, consolidation, merger or share exchange results in a cash distribution in excess of the Purchase Price provided by this Warrant, the Warrant Holder may, at the Warrant Holder’s option, exercise this Warrant without making payment of the Purchase Price, and in such case the Company or its successors and assigns shall, upon distribution to such Warrant Holder, consider the Purchase Price to have been paid in full, and in making settlement to such Warrant Holder, shall deduct an amount equal to the Purchase Price from the amount payable to such Warrant Holder. Notwithstanding anything herein to the contrary, the Company will not effect any such reorganization, reclassification, merger, consolidation or share exchange unless prior to the consummation thereof, the corporation that may be required to deliver any stock, securities or other assets upon the exercise of the Warrant issuable pursuant to this Agreement shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the Warrant Holder. A sale, transfer or lease of all or substantially all of the assets of the Company to another person shall be deemed a reorganization, reclassification, consolidation, merger or share exchange for the foregoing purposes.

8.             Notice of Adjustments. Upon any adjustment provided for in Section 6 or Section 7 hereof, the Company, within 30 days thereafter, shall give written notice thereof to the Warrant Holder, which notice shall state the Purchase Price as adjusted and the increased or decreased number of Warrant Shares, setting, forth in reasonable detail the method of calculation of each.

9.             Miscellaneous.

(a)            Any notice hereunder by the Warrant Holder shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Financial Officer of the Company. Any notice hereunder by the Company shall be given to the Warrant Holder in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Warrant Holder may have on file with the Company.

(b)            The Company covenants that it has reserved and will keep available, solely for the purpose of issue upon the exercise of the Warrant, a sufficient number of shares of the Common Stock to permit the exercise of the Warrant in full.

(c)            No holder of the Warrant, as such, shall be entitled to vote or receive dividends with respect to the Warrant Shares subject thereto or be deemed to be a shareholder of the Company for any purpose until the Common Stock has been issued.

(d)            This Agreement may be amended only by an instrument in writing executed by the party against whom enforcement of amendment is sought.

(e)            This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

Georgia banking Company, iNc.

By:
Bartow Morgan, Jr.
Chief Executive Officer

SCHEDULE A

NOTICE OF EXERCISE

OF WARRANT TO PURCHASE COMMON STOCK OF

GEORGIA BANKING COMPANY, INC.

The undersigned, the registered owner of the right to purchase shares of Common Stock (the “Common Stock”) of Georgia Banking Company, Inc. (the “Company”), hereby irrevocably elects to exercise such right to purchase thereunder ________ shares of the Common Stock of the Company and herewith makes payment of $________ therefor, and requests that such shares be issued in the name of, registered and a statement of share ownership be delivered to:

Name:

Address:

Social Security or Tax I.D. Number:

and if such shares shall not be all of the shares purchasable hereunder, that a new statement warrant ownership of like tenor for the balance of the shares purchasable hereunder be delivered to the undersigned.

Date:

WARRANT HOLDER

Name:

THIS NOTICE OF EXERCISE SHALL NOT BE GIVEN EFFECT

BY THE COMPANY UNLESS THE HOLDER OF THE UNDERLYING

WARRANT HAS PROPERLY COMPLETED AND SIGNED BOTH

THIS NOTICE OF EXERCISE FORM AND A CURRENT FORM W-9.